Exhibit 10.7

EXECUTION VERSION

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August 17, 2026, by and among (i) Newbury Street II Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), (ii) Newbury Street II Acquisition Corp, a Cayman Islands exempted company (together with its successors, including after giving effect to the Domestication (as defined below), “SPAC”), and (iii) Fort Robotics, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Agreement will have the meanings ascribed to such terms in the Agreement and Plan of Merger, by and among SPAC, Hugo Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of SPAC (“Merger Sub”) and the Company, dated as of the date hereof (as it may be amended, supplemented, modified and/or restated from time to time in accordance with the terms thereof, the “Merger Agreement”).

WHEREAS, Sponsor owns 484,500 SPAC Class A Ordinary Shares (the “Sponsor Private Placement Shares”), which were included in the private placement units (the “Private Placement Units”) issued to the Sponsor in a private placement transaction consummated in connection with the SPAC’s initial public offering (the “IPO”) and 6,118,000 SPAC Class B Ordinary Shares (the “Founder Shares”, and together with the Sponsor Private Placement Shares, the “Sponsor Shares”), which were issued to Sponsor in private placement transactions consummated in connection with the IPO;

WHEREAS, Sponsor owns 242,250 SPAC Private Warrants, which were included in the Private Placement Units (the “Sponsor Warrants”);

WHEREAS, in connection with the IPO, the officers and directors of SPAC (each, an “Insider” and collectively, the “Insiders”) together with Sponsor and SPAC entered into a letter agreement, dated as of October 31, 2024 (as may be amended, supplemented, modified and/or restated from time to time in accordance with its terms, the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed, among other matters, to (i) waive any redemption rights that Sponsor or such Insider may have in connection with the consummation of an initial business combination with respect to any SPAC Class A Ordinary Shares owned by Sponsor or such Insider, (ii) waive any rights to liquidating distributions from the Trust Account with respect to the Sponsor Shares (although they will be entitled to liquidating distributions from the Trust Account with respect to any SPAC Class A Ordinary Shares sold in the IPO as part of the SPAC Public Units), (iii) vote all Founder Shares and any SPAC Class A Ordinary Shares acquired by Sponsor or such Insider in the IPO or the secondary public market, in favor of an initial Business Combination for which SPAC seeks approval, except that Sponsor or such Insider shall not vote any SPAC Class A Ordinary Shares purchased after SPAC publicly announces its intention to engage in a proposed Business Combination for or against such proposed Business Combination and (iv) certain transfer restrictions with respect to the Sponsor Shares, the Sponsor Warrants (and the SPAC Ordinary Shares underlying such Sponsor Warrants);

WHEREAS, Article 17.3 of SPAC’s amended and restated memorandum and articles of association (as amended, the “SPAC Charter”) provides, among other matters, that the SPAC Class B Ordinary Shares will automatically convert into SPAC Class A Ordinary Shares on a one-for-one basis upon the consummation of an initial business combination, subject to adjustment pursuant to Article 17.4 of the SPAC Charter if additional SPAC Class A Ordinary Shares or any other Equity-linked Securities (as defined in the SPAC Charter), are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions thereof, upon consummation of the transactions contemplated by the Merger Agreement (the “Transactions”), among other matters, (a) SPAC will continue out of the Cayman Islands and become domesticated as a corporation in the state of Delaware (the “Domestication”), (b) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving such merger as a wholly-owned subsidiary of SPAC (the “Surviving Corporation”) and (c) and as a result of which all of the issued and outstanding capital stock of the Company as of immediately prior to the effective time of the Merger shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for which the security holders of the Company shall have the right to receive its pro rata share of the Merger Consideration as set forth in the Merger Agreement, all in accordance with applicable Law; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, the Company has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the Interim Period, for the benefit of the Company, (i) Sponsor agrees that it will fully comply with, and perform all of their obligations, covenants and agreements set forth in the Insider Letter in all material respects, and shall (A) cause all of the SPAC Ordinary Shares owned by it to be counted as present at the SPAC Extraordinary General Meeting (including any adjournment or postponement thereof) for purposes of calculating a quorum thereat, (B) vote (or cause to be voted) all of the SPAC Ordinary Shares owned by it (1) in favor of the Transactions, including approving each of the SPAC Shareholder Approval Matters and, if necessary or desirable in the reasonable determination of the chairman of the SPAC Extraordinary General Meeting, the adjournment of the SPAC Extraordinary General Meeting, and (2) against (x) any Acquisition Proposal or Alternative Transaction, (y) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC, any change in the business of SPAC, any change in the business, management or Board of Directors of SPAC (other than in connection with the SPAC Shareholder Approval Matters as contemplated by the Merger Agreement), or any change in the dividend policy or capitalization of SPAC, in each case other than the Transactions, and (z) any proposal, action or agreement involving SPAC that would or would reasonably be expected to (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Ancillary Document, (ii) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Merger Agreement or any Ancillary Document, or (iii) result in any of the conditions in respect of obligations of SPAC set forth in Article VI of the Merger Agreement not being fulfilled, (C) waive any redemption rights that it may have in connection with the Closing with respect to any SPAC Class A Ordinary Shares owned by it and (D) fully comply with the transfer restrictions set forth in the Insider Letter with respect to the Sponsor Shares and the Sponsor Warrants, in each case subject to the exceptions set forth in the Insider Letter, provided that, in the case of any permitted Transfer (as defined in the Insider Letter) pursuant to the terms of the Insider Letter, the permitted transferee (the “Permitted Transferee”) must enter into a written agreement with the Company and SPAC agreeing to be bound by the provisions of this Agreement and the Insider Letter; and (ii) SPAC agrees (A) to enforce the Insider Letter in accordance with its terms, and (B) not to amend, modify or waive any provision of the Insider Letter without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).

Section 2 Waiver of Anti-Dilution Protection. Sponsor, as the holder of all of the issued and outstanding SPAC Class B Ordinary Shares, hereby irrevocably and unconditionally (solely in connection with, and subject to and conditioned upon, the Closing), waives any adjustment pursuant to the Anti-Dilution Right and any other anti-dilution protections, and agrees that, upon the Closing, the SPAC Class B Ordinary Shares will automatically convert into SPAC Class A Ordinary Shares at the Initial Conversion Ratio (as defined in the SPAC Charter) in connection with the Transactions. This waiver shall be void and of no force and effect following the date on which the Merger Agreement is validly terminated in accordance with its terms. All other terms in the SPAC Charter related to the SPAC Class B Ordinary Shares shall remain in full force and effect, except as contemplated by the Merger Agreement or the Ancillary Documents.

Section 3 Representations and Warranties of Sponsor. Sponsor represents and warrants to the Company, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by the Company and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except as limited by Laws affecting or relating to the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, consent of, or other action by or in respect of, any Governmental Authority or stock exchange on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement, the consummation by Sponsor of the transactions contemplated by this Agreement and compliance by Sponsor with any of the provisions hereof do not and will not (A) conflict with or violate any provision of the Sponsor’s Organizational Documents in any material respect, (B) conflict with or violate any Law, Order or consent applicable to Sponsor or any of its properties or assets or (C) result in any material violation or breach of, or materially conflict with, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any material benefit under, or result in the triggering of any material payments pursuant to, any of the terms, conditions or provisions of, any Contract to which Sponsor is a party, except in the case of clauses (B) and (C) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(iii) There are no pending or threatened actions, suits or proceedings against Sponsor that would prevent or materially impair Sponsor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(c) Ownership of Sponsor Shares. (i) As of the date hereof, Sponsor is the sole record owner of all of the Sponsor Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws, this Agreement and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to such Sponsor Shares and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such Sponsor Shares.

(d) Ownership of Sponsor Warrants. As of the date hereof, Sponsor is the sole record owner of all of the Sponsor Warrants, free and clear of all Liens (other than Liens arising under applicable securities Laws, this Agreement and the Insider Letter).

(e) No Other SPAC Equity Interests. As of the date hereof, Sponsor is not the holder or beneficial owner of any equity interest of SPAC other than the Sponsor Shares and Sponsor Warrants.

(f) Contracts with SPAC. Except for (a) the Contracts disclosed in the SPAC Disclosure Schedules and (b) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor nor any of the Affiliates of the Sponsor is a party to any Contract with SPAC.

Section 4 Further Assurances. Sponsor hereby agrees that it shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such Ancillary Documents as may be necessary to satisfy any condition to the Closing under the Merger Agreement, in substantially the form previously provided to Sponsor as of the date of this Agreement, and (b) shall undertake reasonable best efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as are reasonably necessary for the purpose of effectively carrying out the transactions contemplated by the Merger Agreement and this Agreement; provided, that (i) Sponsor shall not commence, join in, facilitate, assist or encourage any claim or proceeding challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the Merger Agreement or the Transactions, or alleging breach of fiduciary duty in connection therewith, and shall opt out of any related class action; and (ii) Sponsor shall not enter into any agreement that would restrict, limit or interfere with its performance hereunder; provided further, that, notwithstanding clauses (i) and (ii), nothing herein shall prohibit Sponsor from assisting or supporting the SPAC (including by providing working capital loans or other financing) in connection with any claim, action or proceeding brought by the SPAC arising out of or relating to the Merger Agreement, any Ancillary Documents or the Transactions.

Section 5 General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (a) the Closing or (b) at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination, this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party hereto from any obligations or liabilities for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such party, in either case prior to such termination. Notwithstanding the foregoing, [Sections 2] and 5 shall survive any termination of this Agreement pursuant to clause (a) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to SPAC or Sponsor at or prior to the Closing, to:

Newbury Street II Acquisition Corp
121 High Street, Floor 3
Boston, Massachusetts 02110
Attn: Thomas Bushey
Telephone No.: (617) 334-2805
Email: [***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:        Matthew A. Gray, Esq.

 Barry I. Grossman, Esq.

Telephone No.: (212) 370-1300
Email:      [***];

 [***]

If to the Sponsor, to: Newbury Street II Acquisition Corp 121 High Street, Floor 3 Boston, Massachusetts 02110 Attn: Thomas Bushey Telephone No.: (617) 334-2805 Email: [***]

with a copy (which will not constitute notice) to:
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:        Matthew A. Gray, Esq.

Barry I. Grossman, Esq.

Telephone No.: (212) 370-1300

Email:       [***];

  [***]

If to the Company, to: Fort Robotics, Inc. 1608 Walnut St. 12th Floor Philadelphia, PA 19103 Attn: Samuel Reeves Telephone: 267-515-5880 Email: [***]	with a copy (which will not constitute notice) to: Fenwick & West LLP 902 Broadway 18th Floor New York, NY 10010 Attn: Aman D. Singh Telephone No.: 212-430-2600 Email: [***]

(c) Entire Agreement. This Agreement (together with the other Ancillary Documents, the Merger Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 9.6 and 9.7 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party hereto is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party hereto against whom enforcement of such waiver is sought. No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Sponsor Shares or Sponsor Warrants to any Permitted Transferee in accordance with this Agreement and the Insider Letter, Sponsor shall, by providing notice to SPAC and the Company prior to such Transfer (as defined in the Insider Letter), transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee, who shall be required to agree in writing to be bound by the terms and conditions of this Agreement and the Insider Letter. Notwithstanding the foregoing, Sponsor shall remain secondarily liable for any obligations under this Agreement. Any purported assignment in violation of this Section 5(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Subject to Section 7.3 of the Merger Agreement, each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party hereto is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party hereto. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party hereto shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party hereto shall have any power or authority by virtue of this Agreement to bind or commit any other party hereto. No party hereto shall hold itself out as having any authority or relationship in contravention of this Section 5(j).

(k) Publicity. Section 5.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(l) Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to: (i) restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Merger and the other Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the Merger Agreement (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a shareholder of SPAC).

(m) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Affiliates of the Sponsor shall only include SPAC and Persons directly or indirectly controlled by SPAC, and Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(n) No Recourse. Neither SPAC nor any of its Subsidiaries, nor any of the past, present or future shareholders of SPAC (other than Sponsor or any permitted transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(o) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and /or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if’; and (vi) references to written or in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(p) Counterparts. This Agreement may be executed and delivered (including by facsimile, portable document format or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(q) New Shares. In the event that, during the Interim Period, (i) any SPAC Ordinary Shares, warrants to purchase SPAC Ordinary Shares or other equity securities of SPAC are issued to Sponsor in respect of the Sponsor Shares or the Sponsor Warrants, pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC Ordinary Shares, warrants to purchase SPAC Ordinary Shares or other equity securities of SPAC owned by Sponsor or otherwise, then such SPAC Ordinary Shares, warrants to purchase SPAC Ordinary Shares or other equity securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted Sponsor Shares or Sponsor Warrants, as applicable, or (ii) Sponsor (A) purchases or otherwise acquires beneficial ownership of any SPAC Ordinary Shares, warrants to purchase SPAC Ordinary Shares or other equity securities of SPAC after the date of this Agreement, or (B) acquires the right to vote any SPAC Ordinary Shares or other equity securities of SPAC after the date of this Agreement (such SPAC Ordinary Shares, warrants to purchase SPAC Ordinary Shares or other equity securities, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Sponsor Shares or Sponsor Warrants owned by Sponsor as of the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

SPAC:

NEWBUY STREET II ACQUISITION CORP

By:	/s/ Thomas Bushey
Name:	Thomas Bushey
Title:	Chief Executive Officer

Sponsor:

Newbury Street II Acquisition Sponsor LLC

By:	/s/ Thomas Bushey
Name:	Thomas Bushey
Title:	Manager

The Company:

FORT ROBOTICS, INC.

By:	/s/ Samuel Reeves
Name:	Samuel Reeves
Title:	Chief Executive Officer

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